                                                                   EXHIBIT 4.9

================================================================================



            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


                                 by and between


                             GREYHOUND LINES, INC.


                                      and



                          FOOTHILL CAPITAL CORPORATION





                            Dated as of June 5, 1995





================================================================================

                               TABLE OF CONTENTS


                                                                                                                       Page
                                                                                                                       ----
1. DEFINITIONS AND CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   1.2      Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   1.3      Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   1.4      Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   1.5      Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

2. LOAN AND TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   2.1      Revolving Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   2.2      Letters of Credit and Letter of Credit Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   2.3      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   2.4      Overadvances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   2.5      Interest:  Rate, Payments, and Calculations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   2.6      Crediting Payments; Application of Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   2.7      Statements of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   2.8      Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

3. CONDITIONS; TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   3.1      Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   3.2      Conditions Precedent to All Advances, L/Cs, or L/C Guarantees . . . . . . . . . . . . . . . . . . . . . . .  26
   3.3      Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   3.4      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   3.5      Early Termination by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   3.6      Partial Reductions of Tranche A Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

4. CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   4.1      Grant of Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   4.2      Negotiable Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   4.3      Collection of Accounts, General Intangibles, Negotiable Collateral  . . . . . . . . . . . . . . . . . . . .  28
   4.4      Delivery of Additional Documentation Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   4.5      Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   4.6      Right to Inspect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

5. REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   5.1      No Prior Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   5.2      Eligible Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   5.3      Location of Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.4      Location of Inventory and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   5.5      Inventory Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.6      Location of Chief Executive Office; FEIN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.7      Due Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.8      Due Authorization; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.9      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   5.10     No Material Adverse Change in Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   5.11     Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   5.12     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   5.13     Environmental Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   5.14     Compliance With The ADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   5.15     Reliance by Foothill; cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

6. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   6.1      Accounting System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   6.2      Collateral Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   6.3      Schedules of Certain Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   6.4      Financial Statements, Reports, Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
   6.5      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   6.6      Guarantor Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   6.7      Registration, Use, Maintenance, Identification of Vehicles  . . . . . . . . . . . . . . . . . . . . . . . .  35
   6.9      Title to Equipment other than Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   6.10     Maintenance of Equipment other than Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   6.11     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   6.12     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   6.13     Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   6.14     No Setoffs or Counterclaims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   6.15     Location of Inventory and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   6.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   6.17     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   6.18     Environmental Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   6.19     Compliance With The ADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   6.20     Second Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

7. NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   7.1      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   7.2      Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   7.3      Restrictions on Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   7.4      Extraordinary Transactions and Disposal of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   7.5      Change Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   7.6      Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   7.7      Restructure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   7.8      Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   7.9      Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   7.10     Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

    7.11    Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.12    Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.13    Accounting Methods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.14    Advances, Investments and Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.15    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.16    Suspension  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.17    Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.18    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.19    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees  . . . . . . . . . . . .  45

8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

9.  FOOTHILL'S RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    9.1     Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    9.2     Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.3     Foreclosure Not A Discharge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    9.4     Release of Trust Monies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

10. TAXES AND EXPENSES REGARDING THE COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

11. WAIVERS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    11.1    Demand; Protest; etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    11.2    Foothill's Liability for Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    11.3    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

12. NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

14. DESTRUCTION OF BORROWER'S DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

15. GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    15.1    Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    15.2    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    15.3    Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    15.4    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    15.5    Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.6    Amendments in Writing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.7    Counterparts; Telefacsimile Execution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.8    Revival and Reinstatement of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.9    Lending Relationship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.10   Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    15.11   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

   15.12    Post-Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
   15.13    Amendment and Restatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56


SCHEDULES

Schedule C-1                 Core Bus Collateral
Schedule C-2                 Core Real Property Collateral
Schedule I-1                 Existing Interest Rate Protection Agreements
Schedule P-1                 Permitted Liens
Schedule R-1                 Real Property
Schedule R-2                 Required Parcels
Schedule 3.1                 BT Mortgages
Schedule 5.3                 Vehicles
Schedule 5.9                 Litigation
Schedule 5.12                Employee Benefits
Schedule 6.12                Insurance
Schedule 6.15                Location of Inventory and Equipment

            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



            This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of June 5, 1995, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and GREYHOUND LINES, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 15110 N. Dallas Parkway, Dallas, Texas 75248.

                              W I T N E S S E T H

            A. Borrower, and Foothill have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of October 13, 1994, as amended by that certain Amendment Number One to Amended and Restated Loan and Security Agreement, dated as of March 27, 1995 (the "Prior Agreement"); and

            B. Borrower and Foothill desire to amend and restate the Prior Agreement in its entirety in accordance with the terms and provisions of this Agreement.

            The parties agree as follows:

            1.      DEFINITIONS AND CONSTRUCTION.

                    1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                             "Account Debtor" means any Person who is or who
may become obligated under, with respect to, or on account of an Account.

                             "Accounts" means all currently existing and
hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                             "Act" means all applicable present and future
laws, regulations, statutes, common law, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, concessions, franchises, and similar items of any federal, state, or local government, instrumentality, or body related to Hazardous Materials, as the same may be amended, modified, or supplemented from time to time.

                             "ADA" means the Americans with Disabilities Act,
42 U.S.C. Sections 12101, et. seq., and all applicable rules and regulations promulgated thereunder.

                             "Affiliate" means, as applied to any Person, any
other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                             "Agreement" means this Second Amended and Restated
Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Second Amended and Restated Loan and Security Agreement.

                             "Applicable Margin" means the percentage, per
annum, set forth in the table below opposite the applicable Operating Ratio for the latest four (4) fiscal quarters (beginning with the four (4) quarters ended December 31, 1995):

  Operating Ratio    :                                                Applicable Margin     :
- ---------------------                                                ------------------------
less than 1.5:1.0                                                        2.00%
1.5:1.0 or more but less than 2.0:1.0                                    1.75%
2.0:1.0 or more but less than 2.5:1.0                                    1.50%
2.5:1.0 or more but less than 3.0:1.0                                    1.25%
3.0:1.0 or more                                                          1.00%

Changes in the Applicable Margin resulting from a change in the Operating Ratio, shall become effective on the first day of the second month of each fiscal quarter of Borrower, beginning February 1, 1996, and continuing on the first day of each May, August, November and February thereafter and shall be based on the Operating Ratio for the prior four (4) fiscal quarters as set forth in the certificate of Borrower's Chief Financial Officer delivered pursuant to Section 6.4.

                             "Approved Bank" means any bank whose short-term
rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof.

                             "Authorized Officer" means any officer of Borrower.

                             "Average Unused Portion of Maximum Borrowing
Amount" means the Maximum Borrowing Amount minus (a) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month and (b) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

                             "Bankruptcy Code" means the United States
Bankruptcy Code (11 U.S.C. S 101 et seq.), as amended, and any successor statute.

                             "Borrower" has the meaning set forth in the
preamble to this Agreement.

                             "Borrower's Books" means all of Borrower's books
and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                             "BT Mortgages" has the meaning set forth in
Section 6.20.

                             "Business Day" means any day which is not a
Saturday, Sunday, or other day on which national banks are authorized or required to close.

                             "Cash Equivalents" means:

                    (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition,

                    (b) Dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any commercial bank having capital and surplus in excess of Two Hundred Million Dollars ($200,000,000) or (y) any Approved Bank, in each case with maturities of not more than six (6) months from the date of acquisition,

                    (c) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types referred to in clause (a) above entered into with any bank or registered broker- dealer meeting the capitalization qualifications specified in clause (b) above,

                    (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (any such company, an "Approved Company"), issued by, or guaranteed by any Approved Company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six (6) months after the date of acquisition and

                    (e) any fund or funds investing solely in investments of the type described in clauses (a) through (d) above.

                             "Change of Control" shall be deemed to have
occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

                             "Closing Date" means the date that all of the
conditions set forth in Section 3.1 have been met.

                             "Code" means the California Uniform Commercial
Code.

                             "Collateral" means each of the following: the
Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Vehicles; any money, or other assets of Borrower (other than buses) which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, the term Collateral, as used herein, in no event shall include Real Property or any other real estate asset of the Borrower.

                             "Consolidated EBITDA" means, for any period, with
respect to Borrower, Consolidated Net Income of Borrower for such period (A) plus, without duplication and to the extent reflected as a charge in the consolidated income statement of Borrower for such period, the sum of (i) total income and franchise tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization of intangibles (v) other noncash charges and (vi) any extraordinary and usual losses (including losses on sales of assets other than Inventory sold in the ordinary course of business) other than any loss from any discontinued operation and (B) minus, without duplication, any extraordinary and unusual gains (including gains on the sales of assets, other than Inventory sold in the ordinary course of business) other than any income from discontinued operations.

                             "Consolidated Net Income" means, for any period,
with respect to Borrower, the amount which, in conformity with GAAP, would be set forth opposite the caption "Net Income/(Loss)" (or any like caption) on a consolidated income statement of Borrower and its Subsidiaries for such period.

                             "Convertible Debentures" means Borrower's 8 1/2%
Convertible Subordinated Debentures due March 31, 2007, as amended or supplemented.

                             "Core Bus Collateral" means those vehicles which
are owned by Borrower on the Closing Date and are listed on Schedule C-1.

                             "Core Real Property Collateral" means that portion
of the Real Property which is listed on Schedule C-2".

                             "Current Asset Sublimit" means Three Million Five
Hundred Thousand Dollars ($3,500,000).

                             "Daily Balance" means the amount of an Obligation
owed at the end of a given day.

                             "Designated Payables" has the meaning set forth in
Section 6.2.

                             "Early Termination Premium" has the meaning set
forth in Section 3.5.

                             "Eligible Accounts" means those Accounts created
by Borrower in the ordinary course of its scheduled or charter passenger bus transportation business, or its "package express" business (i.e. freight forwarding), that arise out of Borrower's rendition of scheduled or charter passenger transportation services or of "package express" services (net of any sales taxes comprising a part thereof), that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects based upon Foothill's reasonable credit judgment in accordance with Foothill's customary business practices; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill based upon Foothill's reasonable credit judgment in accordance with Foothill's customary business practices. Until Borrower is notified to the contrary by Foothill, the foregoing Accounts shall be Eligible Accounts subject to the following exceptions:

                             (a)       Accounts that the Account Debtor has
failed to pay within ninety (90) days of invoice date and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more if its Accounts owed to Borrower within ninety (90) days of invoice date;

                             (b)       Accounts with respect to which the
Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

                             (c)       Accounts with respect to which the
payment by the Account Debtor may be conditional;

                             (d)       Accounts with respect to which the
Account Debtor is not a resident of the United States unless supported by a letter of credit issued by a financial institution acceptable to Foothill in its sole and absolute discretion, or covered by credit insurance acceptable to Foothill in its sole and absolute discretion;

                             (e)       Accounts with respect to which the
Account Debtor is the United States or any department, agency, or instrumentality of the United States;

                             (f)       Accounts with respect to which Borrower
is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

                             (g)       Accounts with respect to an Account
Debtor whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts, but only to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                             (h)       Accounts with respect to which the
Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                             (i)       Accounts the collection of which
Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                             (j)       Accounts that are payable in other than
United States Dollars;

                             (k)       Accounts that represent progress
payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for services; and

                             (l)       Unbilled accruals, Accounts respecting
interline receivables, Accounts classified by Borrower as "other receivables" and Accounts arising out of agency stations cash receipts.

                             "Equipment" means all of Borrower's present and
hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, tools, parts, dies, jigs, goods (other than buses, consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located; provided, however, "Equipment" shall not include (a) a fixture covered by the BT Mortgages unless and until a second lien in favor of Foothill is granted on the property and fixtures covered by the BT Mortgages in accordance with Section 6.20, or (b) any fixture located on any real estate other than the Real Property.

                             "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                             "ERISA Affiliate" means any trade or business
(whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                             "ERISA Event" means any one or more of the
following: (i) a Reportable Event with respect to a Qualified Plan or, to the knowledge of Borrower, a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan (other than a Multiemployer Plan); (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

                             "Event of Default" has the meaning set forth in
Section 8.

                             "FEIN" means Federal Employer Identification
Number.

                             "Fixed Asset Sublimit" means, at any given time of
measurement, the sum of the Tranche A Borrowing Base and the Tranche B Borrowing Base, as each is then in effect pursuant to the terms of Sections 2.1(a)(ii) and (iii).

                             "Foothill" has the meaning set forth in the
preamble to this Agreement.

                             "Foothill Expenses" means all:  reasonable costs
or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, real property taxes on any of the Real Property (should Foothill elect to pay them), environmental audit, and search fees assessed, paid, or incurred by Foothill, subject to the limitations of Section 2.8(c) where applicable; costs and expenses incurred by Foothill in preserving the value of the Collateral; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or, following an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books in accordance with the provisions of the Loan Documents; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                             "GAAP" means generally accepted accounting
principles as in effect from time to time in the United States, consistently applied.

                             "General Intangibles" means all of Borrower's
present and future general intangibles, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts; provided, however, that "General Intangibles" shall not include any property (including any self-insurance reserve or deposit of Borrower or any of its Affiliates) or contract right the granting of a security interest in which would be prohibited by law or contract.

                             "Hazardous Materials" means:

                             (a)       those substances as defined as
"hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"), or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.;

                             (b)       those substances designated as a
"hazardous substance" under or pursuant to the Federal Water Pollution Control Act, 33 U.S.C. Sections 1257 et seq., or defined as a "hazardous waste" under or pursuant to RCRA;

                             (c)       those substances listed in the United
States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

                             (d)       and any other chemical, material or
substance, exposure to which is prohibited, limited or regulated by any governmental authority including, without limitation, any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contained electric fluid containing levels of polychlorinated biphenyls, and radon gas, or which are classified as hazardous or toxic under any Act.

                             All of the statutes, acts, codes, sections and
tables listed above shall include all amendments, modifications and supplements thereto, together with all regulations promulgated pursuant to such statutes, acts, codes, sections and tables.

                             "Indebtedness" means: (a) all obligations of
Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of Borrower under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                             "Indemnified Persons" means Foothill and its
parents, subsidiaries and affiliates, attorneys, and each of their officers, directors, agents, employees, trustees, receivers, executors, and administrators, and the heirs, successors, and assigns of all of the foregoing.

                             "Insolvency Proceeding" means any proceeding
commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                             "Interest Rate Protection Agreement" means any of
the interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to hedge the risks for Borrower with respect to, or otherwise manage, interest rates, set forth on Schedule I-1.

                             "Inventory" means all present and future inventory
in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                             "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                             "L/C" has the meaning set forth in Section 2.2(a).

                             "L/C Guaranty" has the meaning set forth in
Section 2.2(a).

                             "Loan Documents" means this Agreement, the Stock
Pledge, the Subsidiary Security Agreements, to the extent executed and delivered by Borrower pursuant to Section 2.1(a), the Lock Box Agreements, the Mortgages, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                             "Lock Box" has the meaning provided in the
respective Lock Box Agreements.

                             "Lock Box Agreements" means those certain
Depository Account Agreements, dated October 13, 1994 and October 14, 1994, respectively, each of which is among Borrower, Foothill, and one of the Lock Box Banks or any hereafter executed lockbox agreement with any new Lockbox Bank.

                             "Lock Box Banks" means PNC Bank, Kentucky, Inc.,
Texas Commerce Bank National Association or any Approved Bank.

                             "Losses" shall mean any and all losses,
liabilities, contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs, and expenses (including, without limitation, reasonable attorneys' fees and costs of counsel retained by Foothill to monitor the proceedings and actions of Borrower in satisfying its obligations hereunder, and to advise and represent Foothill with respect to matters related hereto, including, without limitation, reasonable fees incurred pursuant to 11 U.S.C. and all other professional or consultants' fees and expenses), whether or not an action or proceeding is commenced or threatened.

                             "Maturity Date" has the meaning set forth in
Section 3.3.

                             "Maximum Borrowing Amount" means, at any given
time of measurement, the lesser of (i) the sum of the Current Asset Sublimit and the Fixed Asset Sublimit as each is then in effect or (ii) the Maximum Credit.

                             "Maximum Credit" means at any given time, the
lowest of (i) Seventy Three Million Five Hundred Thousand Dollars ($73,500,000), (ii) the sum of (A) Fifty-Five Million Dollars ($55,000,000) plus (B) the aggregate amount of commitments to participate in Foothill's interests in the financing arrangements hereunder obtained by Foothill after the date of this Agreement from Participants acceptable to Foothill who have entered into participation agreements with Foothill on terms and conditions satisfactory to Foothill, or (iii) the sum of (A) the Current Asset Sublimit plus (B) the amount of the Tranche A Borrowing Base then in effect, plus (C) the Maximum Tranche B Credit Amount.

                             "Maximum Foothill Amount" means that portion of
the Maximum Credit for which Foothill shall be responsible, exclusive of any participations with Participants. The Maximum Foothill Amount is Twenty Million Dollars ($20,000,000).

                             "Maximum Tranche B Credit Amount" means Twenty
Five Million Dollars ($25,000,000), as reduced from time to time pursuant to
Section 3.7.

                             "Moody's" means Moody's Investors Service, Inc.

                             "Mortgages" means one or more mortgages, deeds of
trust, or deeds to secure debt, executed by Borrower in favor of Foothill, or executed by Borrower in favor of a predecessor lender and assigned to Foothill, that encumber the Real Property and the related improvements thereto.

                             "Multiemployer Plan" means a multiemployer plan as
defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                             "Negotiable Collateral" means all of Borrower's
present and future letters of credit, notes, drafts, instruments, the stock of the Pledged Subsidiaries, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                             "Net Worth" means, as of the date any
determination thereof is to be made, Borrower's total stockholder's equity, calculated on a consolidated basis.

                             "Obligations" means all loans, advances, debts,
principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description pursuant to or evidenced by the Loan Documents, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                             "Operating Ratio" means, for any rolling four (4)
quarter period, with respect to Borrower, the ratio of (a) Consolidated EBITDA (minus interest income to the extent included in Consolidated EBITDA) to (b) consolidated interest expense of Borrower and its Subsidiaries net of interest income, in each case for interest expense or interest income as shown under the line item "Interest Expense" or "Interest Income", respectively, on the consolidated income statement of Borrower and its Subsidiaries for such period.

                             "Overadvance" has the meaning set forth in
Section 2.4.

                             "Participant" means any Person, other than
Foothill, that has committed to provide a portion of the financing contemplated herein.

                             "PBGC" means the Pension Benefit Guaranty
Corporation as defined in Title IV of ERISA, or any successor thereto.

                             "Permitted Acquisition" means an acquisition by
Borrower of a company (whether by stock or asset acquisition) which meets all of the following conditions: (i) the company acquired is in the bus transportation business; (ii) the company, once acquired by Borrower, will be wholly-owned by Borrower; and (iii) the purchase price paid by Borrower for such company, in the aggregate with the purchase price paid by Borrower for all other companies meeting the conditions of clauses (i) and (ii) of this definition during the term of this Agreement, is equal to or less than Fifteen Million Dollars ($15,000,000), including cash, notes issued and/or acquired funded debt.

                             "Permitted Liens" means: (a) liens and security
interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable or liens for real or personal property taxes that are being contested in good faith by Borrower; (c) liens and security interests set forth on Schedule P-1; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property; (h) liens (other than any lien imposed by ERISA) in respect of property or assets of Borrower imposed by law which were incurred in the ordinary course of business and which do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens, statutory landlord's liens, and other similar liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture of sale of the property or asset subject to such lien; (i) liens (other than any lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Borrower in connection with
(x) workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance of tenders, insurance policies, statutory obligations, customs bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of borrowed money) or (z) surety, stay, appeal or judgments bonds, provided that the aggregate amount of cash and the fair market value of the property encumbered by liens described in this clause (z) shall not exceed Three Million Dollars ($3,000,000); (j) licenses, leases or subleases granted to third Persons not materially interfering with the ordinary course of business of Borrower; (k) liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings regarding operating leases permitted pursuant to this Agreement; (l) deposits made in the ordinary course of business to secure liability for premiums to insurance carries; (m) any interest or title of a lessor, sublessor, or licensor under any lease or license agreement permitted by this Agreement; (n) liens on the assets or property of Borrower existing prior to the time such assets were acquired by Borrower and not incurred as a result of (or in connection with or in anticipation of) such acquisition; provided that such liens do not extend to or cover any property or assets of Borrower other than the property or assets so acquired; (o) liens of a banking institution encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within general parameters customary within the banking industry; and (p) prior liens in favor of Bankers Trust Company on the Real Property subject to the BT Mortgages.

                             "Permitted Note Redemptions" means the
acquisition, redemption, conversion, exchange, or retirement of (i) up to Eighteen Million Dollars ($18,000,000) in face amount of Senior Notes; and (ii) up to Two Million Dollars ($2,000,000) in cash for Convertible Debentures at a price below their par value.

                             "Person" means and includes natural persons,
corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                             "Plan" means an employee benefit plan (as defined
in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                             "Pledged Subsidiaries" means VTC and TNM&O.

                             "Prior Agreement" has the meaning given to such
term in the Recitals.

                             "Prohibited Transaction" means any transaction
described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

                             "Qualified Plan" means a pension plan (as defined
in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                             "Quarterly Reduction" has the meaning given to
such term in Section 2.1(a)(ii).

                             "Real Property" means the parcel or parcels of
real property and the related improvements thereto owned in fee by Borrower on the Closing Date, or leased by Borrower for which consent of the landlord is required and has been obtained and such leasehold has been heretofore mortgaged on the Closing Date, as identified on Schedule R-1, and any parcels of real property hereafter mortgaged to Foothill at the option of Borrower.

                             "Reference Rate" means the highest of the variable
rates of interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                             "Remediate" and "Remediation" shall include, but
not be limited to, the investigation of the environmental condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, abatement, removal, remediation, containment, operation and maintenance, monitoring or restoration work, whether on or off of the Real Property.

                             "Reportable Event" means any event described in
Section 4043 of ERISA (other than an event for which the thirty (30) day notice to PBGC is waived by regulations).

                             "Required Parcels" means the parcels of Real
Property identified on Schedule R-2.

                             "S&P" means Standard & Poor's Ratings Group.

                             "Senior Notes" means Borrower's 10% Senior Notes
due July 31, 2001, as amended or supplemented.

                             "Solvent" means, with respect to any Person on a
particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                             "Stock Pledge" means that certain Security
Agreement - Stock Pledge, of even date herewith, between T&V Holding Company and Foothill, as amended from time to time.

                             "Subsidiary Security Agreements" means those
certain security agreements to be executed by the Pledged Subsidiaries in order to grant to Foothill a security interest in the Tranche A Additional Collateral, if elected by Borrower pursuant to Section 2.1(a), together with any and all schedules and/or exhibits thereto, as such security agreements may be amended from time to time in accordance with the terms thereof.

                             "TNM&O" means Texas, New Mexico & Oklahoma
Coaches, Inc., a Texas corporation.

                             "Tranche A Additional Collateral" has the meaning
set forth in Section 2.1(a)(ii).

                             "Tranche A Borrowing Base" has the meaning set
forth in Section 2.1(a)(ii).

                             "Tranche B Borrowing Base" has the meaning set
forth in Section 2.1(a)(iii).

                             "Tranche B Collateral" means any bus (i) which is
owned by Borrower or any of its subsidiaries, (ii) in which Foothill has been granted a first priority perfected security interest to support the Tranche B Borrowing Base in accordance with Section 2.1(a)(iii), (iii) which has not otherwise been pledged to Foothill, and (iv) which, at the time of such pledge, is not more than twelve (12) months old, with the exception of the 1994 buses which may be fourteen (14) months old.

                             "Unfunded Benefit Liability" means the excess of a
Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to
Section 412 of the IRC for the applicable plan year.

                             "Unused Line Fee" has the meaning set forth in
Section 2.8(b).

                             "Vehicles" means all of Borrower's buses and motor
vehicles set forth on Schedule 5.3 together with any buses and motor vehicles of Borrower that are pledged by Borrower or one of the Pledged Subsidiaries as Tranche A Additional Collateral or Tranche B Collateral, as agreed between Borrower and Foothill and added to Schedule 5.3.

                             "VTC" means Vermont Transit Co., Inc., a Vermont
corporation.

                             "Voidable Transfer" has the meaning set forth in
Section 15.8.

                    1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                    1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                    1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                    1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

            2.      LOAN AND TERMS OF PAYMENT.

                    2.1 Revolving Advances. (a) Subject to the terms and conditions of this Agreement, including the amount of the Maximum Credit and the Maximum Borrowing Amount, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the sum of:

                             (i)  the lesser of:  (x) eighty-five percent (85%)
of Borrower's Eligible Accounts, net of reserves established pursuant to
Section 2.1(b); (y) an amount equal to Borrower's total cash collections from all sources for the immediately preceding thirty (30) calendar day period; and
(z) the Current Asset Sublimit;

                    plus     (ii)  Thirty-Five Million Dollars ($35,000,000),
which amount is subject to reduction and/or increase in accordance with the terms of this Section 2.1(a)(ii) and Section 3.6 (the "Tranche A Borrowing Base").

                    The amount of the Tranche A Borrowing Base shall automatically be reduced in amounts which equal: (1) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) per quarter (the "Quarterly Reduction"), commencing April 1, 1996 and continuing on the first day of each July, October, January and April thereafter; (2) the higher of (x) one hundred percent (100%) of the net proceeds received from the sale of any of the Core Bus Collateral after the date of this Agreement and (y) the minimum release price for the Core Bus Collateral to be established by Foothill in its reasonable credit judgment;
(3) the higher of (x) one hundred percent (100%) of the net proceeds received from the sale of any of the Core Real Property Collateral after the date of this Agreement and (y) the minimum release price for the Core Real Property Collateral to be established by Foothill in its sole and absolute discretion; and (4) ten percent (10%) of the net proceeds, which exceed an aggregate total of Fifteen Million Dollars ($15,000,000), from the sale, subsequent to January 1, 1995, of any Real Property (other than Core Real Property Collateral).

                    The Tranche A Borrowing Base may be increased by an amount not greater than Ten Million Dollars ($10,000,000) to a maximum amount of Forty-Five Million Dollars ($45,000,000) if Borrower elects, prior to September 30, 1995, to grant to Foothill a first priority perfected security interest in all of the then owned personal property of the Pledged Subsidiaries, wherever located, of every type and description, including approximately one hundred fifteen (115) buses (the "Tranche A Additional Collateral"). The amount of such increase shall be determined by Foothill in its reasonable credit judgment based upon Foothill's review of a third party appraisal of the bus portion of the Tranche A Additional Collateral, but in no event shall the amount of such increase exceed the lesser of eighty percent (80%) of the bulk wholesale value or orderly liquidation value of the bus portion of such Collateral. Upon Foothill's approval of any increase in the Tranche A Borrowing Base based upon the Tranche A Additional Collateral but prior to any increase in the Tranche A Borrowing Base being made available to Borrower, Borrower shall take, or cause the Pledged Subsidiaries to take, such actions with respect to the Tranche A Additional Collateral as Foothill shall require in accordance with Section 4.4. In the event that the Tranche A Borrowing Base is increased in accordance with this Section 2.1(a)(ii), then the amount of the Quarterly Reduction shall be increased by three and fifty seven one hundredths of one percent (3.57%) of the increase in the Tranche A Borrowing Base.

                    plus (iii) such amount as shall be made available in accordance with the terms of this Section 2.1(a)(iii) (the "Tranche B Borrowing Base"). The amount of the Tranche B Borrowing Base shall be equal to seventy-five percent (75%) (rounded down to the nearest One Million Dollar ($1,000,000) if the amount over a One Million Dollar ($1,000,000) increment is Five Hundred Thousand Dollars ($500,000), or less, or rounded up to the nearest One Million Dollar ($1,000,000) increment if the amount over a One Million Dollar ($1,000,000) increment is more than Five Hundred Thousand Dollars ($500,000)) of Borrower's actual cost (excluding costs of acquisition and transportation) of the Tranche B Collateral in which Foothill has been granted a first priority perfected security interest from time to time by Borrower to either activate or increase, as the case may be, the Tranche B Borrowing Base; provided, however, the availability and amount of the Tranche B Borrowing Base is subject to the amount of the Maximum Credit, and in no event shall the amount of the Tranche B Borrowing Base ever exceed the Maximum Tranche B Credit Amount; provided, further, prior to the activation or any increase, as the case may be, of the Tranche B Borrowing Base, Borrower shall have taken such actions with respect to such Tranche B Collateral as Foothill shall require in accordance with Section 4.4. For each separate item of Tranche B Collateral pledged to Foothill in accordance with the terms of this Section 2.1(a)(iii), the Tranche B Borrowing Base shall thereafter be reduced on the first day of the thirteenth month following the date that such Tranche B Collateral was pledged to Foothill, and continuing on the first day of each third month thereafter by an amount equal to five percent (5%) of the Tranche B Borrowing Base attributable to such Tranche B Collateral pledged to Foothill. Concurrently with each such quarterly reduction, Borrower shall make a principal reduction payment to Foothill in such amount as shall be required in order to reduce the principal balance of advances owing under the Tranche B Borrowing Base to the amount of the Tranche B Borrowing Base, as so reduced on such date, together with all accrued but unpaid interest on the amount of such principal reduction payment calculated in accordance with Section 2.5. At Borrower's request, so long as an Event of Default is not continuing, Foothill shall release any security interests previously granted to it in and upon the Tranche B Collateral, or any portion thereof; provided, however, that concurrently therewith, the Tranche B Borrowing Base shall be reduced to an amount equal to seventy-five percent (75%) (rounded down to the nearest One Million Dollar ($1,000,000) increment) of Borrower's actual cost (excluding costs of acquisition and transportation) of the Tranche B Collateral, if any, which thereafter remains subject to Foothill's security interest; provided, further, that prior to any release of the Tranche B Collateral, Borrower shall have made a principal reduction payment to Foothill in such amount as shall be required in order to reduce the principal balance of advances owing under the Tranche B Borrowing Base to the amount of the Tranche B Borrowing Base, as reduced by the amount of such release of the Tranche B Collateral, together with all accrued but unpaid interest on the amount of such principal reduction payment.

                             (b)       Anything to the contrary in Section
2.1(a) notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts, and may reduce the Tranche A Borrowing Base and/or the Tranche B Borrowing Base (in addition to the automatic reductions provided in Sections 2.1(a)(ii) and (iii)), without declaring an Event of Default if it determines, in its reasonable judgment exercised in good faith in accordance with Foothill's customary business practices, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral, the Tranche A Additional Collateral and/or the Tranche B Collateral; provided, however, that such determinations with respect to a reduction of the Tranche A Borrowing Base and/or the Tranche B Borrowing Base shall be based on the value of Vehicles, Real Property, the Tranche A Additional Collateral and/or the Tranche B Collateral determined by Foothill's periodic (but not more frequently than once per year) appraisals. In addition, Foothill may impose reserves in respect of Designated Payables if Borrower has become delinquent in the payment thereof.

                             (c)       Foothill shall have no obligation to
make advances hereunder to the extent they would cause the outstanding Obligations to exceed the lesser of: (i) the Maximum Credit, or (ii) the Maximum Borrowing Amount.

                             (d)       Borrower agrees to establish and
maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower in writing, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Foothill is authorized to make advances under this Agreement to the designated deposit account based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(d). Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                    2.2      Letters of Credit and Letter of Credit Guarantees.

                             (a)       Subject to the terms and conditions of
this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the amount of the Fixed Asset Sublimit then in effect plus Borrower's credit availability under Section 2.1(a)(i) (assuming for purposes of this calculation that advances under such Section were zero) less the amount of advances outstanding pursuant to Section 2.1, and (ii) Twenty Five Million Dollars ($25,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such L/C and L/C Guaranty shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the lesser of: (y) the Maximum Credit, or (z) the Maximum Borrowing Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general corporate purposes. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5.

                             (b)       Borrower hereby agrees to indemnify,
save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, reasonable expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and reasonable interpretations of any letters of credit backed by an L/C Guaranty and opened to or for Borrower's account or by Foothill's reasonable interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                             (c)       Borrower hereby authorizes and directs
any bank that issues a letter of credit backed by an L/C Guaranty to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                             (d)       Any and all service charges,
commissions, fees, and costs incurred by Foothill relating to letters of credit backed by L/C Guarantees shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill subject to Section 2.5(d). On the first day of each month, Borrower will pay Foothill a fee equal to two percent (2.0%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

                             (e)       Immediately upon the termination of this
Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                    2.3      Intentionally Omitted.

                    2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

                    2.5      Interest:  Rate, Payments, and Calculations.

                             (a)       Interest Rate.  All Obligations, except
for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, from the Closing Date to and including January 31, 1996, at a per annum rate equal to the Reference Rate plus two percent (2%), and thereafter at a per annum rate equal to the Reference Rate plus the Applicable Margin then in effect.

                             (b)       Default Rate.  All Obligations, except
for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four (4.0) percentage points above the Reference Rate. From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to four percent (4.0%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

                             (c)       Minimum Interest.  In no event shall the
rate of interest chargeable hereunder be less than six percent (6%) per annum.

                             (d)       Payments.  Interest hereunder shall be
due and payable on the first day of each month during the term hereof.
Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. To extent it is practicable to do so, Foothill shall provide notice to Borrower of the nature and amount of any such Foothill Expenses prior to same being charged to Borrower's account; provided, however, that any failure by Foothill to provide such notice to Borrower shall not in any way diminish Borrower's obligation to reimburse Foothill for such Foothill Expenses or impair Foothill's right to receive the same; provided, further that if Foothill is unable to give prior notice to Borrower of the Foothill Expenses or any other payments due (other than interest and fees), Foothill will, in all events, give subsequent detailed notice to Borrower of such charges and the constituent amounts. Any such Foothill Expenses which are charged to Borrower's account at or prior to 9:00 a.m., Los Angeles time shall be credited that same day, and if after such time, then credited on the next Business Day. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                             (e)       Computation.  The Reference Rate as of
this date is nine percent (9%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                             (f)       Intent to Limit Charges to Maximum
Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                    2.6 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Banks pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill on a Business Day only if it is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) on or before 11:00 a.m. Los Angeles time on such Business Day. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

                    2.7 Statements of Obligations. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing or previously charged to the loan account, and such statements shall be conclusively presumed to be correct and accurate, absent manifest error, and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in
Section 12, written objection thereto describing the error or errors contained in any such statements.

                    2.8 Fees. Borrower shall pay to Foothill the following fees:

                             (a)       Closing Fee.  A one time closing fee of
Two Hundred Fifty Thousand Dollars ($250,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

                             (b)       Unused Line Fee.  On the first day of
each month during the term of this Agreement, commencing July 1, 1995, a fee in an amount equal to three-eighths of one percent (0.375%) per annum times the Average Unused Portion of the Maximum Borrowing Amount (the "Unused Line Fee");

                             (c)       Financial Examination, Documentation,
and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each periodic financial analysis and examination of Borrower performed by Foothill or its agents; fees and costs of outside appraisers used by Foothill to periodically appraise the Vehicles, the Real Property, the Additional Tranche A Collateral or the Tranche B Collateral, not more frequently than annually prior to the occurrence of an Event of Default; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review;

                             (d)       Administrative Fee.  On the first day of
each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, and on the Maturity Date, an administrative fee in an amount equal to Thirty- Five Thousand Dollars ($35,000) per month, commencing June 1995; provided, however, such administrative fee shall be reduced to Thirty Thousand Dollars ($30,000) per month if Borrower's Operating Ratio is 2.0:1.0 or greater for the prior four fiscal quarters as set forth in the Certificate of Borrower's Chief Financial Officer delivered pursuant to
Section 6.4. The change in the amount of the administrative fee resulting from a change in the Operating Ratio shall first be eligible on June 1, 1996; and

                             (e)       Additional Fees.  Immediately upon any
increase in the Maximum Credit resulting from Foothill receiving additional commitments from existing or new Participants, Borrower shall pay Foothill a fee in the amount of one and one- quarter percent (1.25%) of the increase in the Maximum Credit. Such fee shall be fully earned and non-refundable when paid.

            3.      CONDITIONS; TERM OF AGREEMENT.

                    3.1 Conditions Precedent to This Agreement. The obligation of Foothill to amend and restate the Prior Agreement in accordance with this Agreement is subject to the fulfillment, to the reasonable satisfaction of Foothill and its counsel, of each of the following conditions on or before June 5, 1995:

                             (a)       On the Closing Date and after giving
effect to all borrowings maintained and incurred on such date hereto, there shall exist no Event of Default under the Prior Agreement, including, without limitation, all representations and warranties contained in the Prior Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date unless such representation and warranty expressly indicates that it is being made as of any specific date;

                             (b)       Foothill shall have received the Stock
Pledge duly executed, and such document shall be in full force and effect, and Foothill shall have received the stock certificates representing all of the issued and outstanding stock of the Pledged Subsidiaries owned by Borrower, together with stock powers endorsed in blank relating thereto;

                             (c)       Foothill shall have received all of the
fees due hereunder on the Closing Date;

                             (d)       Foothill shall have received a
certificate from the Secretary or Assistant Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                             (e)       Foothill shall have received copies of
any amendments to Borrower's By-laws and Certificate of Incorporation since the date of the Prior Agreement certified by the Secretary or Assistant Secretary of Borrower;

                             (f)       Foothill shall have received a
certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                             (g)       Foothill shall have received
certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                             (h)       Foothill shall have received
certificates respecting each of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12, the form and substance of which shall be satisfactory to Foothill and its counsel, and Borrower will provide Foothill with certified copies of the same as soon as possible after the Closing Date;

                             (i)       Foothill shall have received an original
mortgage, an amended and restated mortgage or an amendment to an existing Mortgage, as Foothill in its sole and absolute discretion shall require, together with an absolute assignment of leases and rents, on all of the Required Parcels;

                             (j)       Foothill shall have received original
policies of title insurance or endorsements to existing policies of title insurance on all of the Required Parcels;

                             (k)       Foothill shall have received amendments
to all of the Mortgages that are not covered by Section 3.1(i);

                             (l)       Foothill shall have received fully
executed participation agreements from Participants for not less than Thirty-Five Million Dollars ($35,000,000); and

                             (m)       all other legal opinions, documents, and
legal matters in connection with the transactions contemplated by this Agreement, shall have been completed and delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

                    3.2 Conditions Precedent to All Advances, L/Cs, or L/C Guarantees. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                             (a)       the representations and warranties
contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                             (b)       no Event of Default or event which with
the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

                             (c)       no injunction, writ, restraining order,
or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                    3.3 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill, and the fulfillment of all of the conditions in Section 3.1, and shall continue in full force and effect for a term ending on May 31, 1998 (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                    3.4 Effect of Termination. On the date of termination, all Obligations (including any cash collateral required to be paid pursuant to Section 2.2(e)(i) in respect of contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees; and any accrued but unpaid portions of the Unused Line Fee) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

                    3.5 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement prior to the Maturity Date by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees to be held as cash collateral), provided, however, that such prepayment shall also be accompanied by a premium (the "Early Termination Premium") in an amount equal to that percent of the Maximum Credit, in effect at the time of such termination, which is indicated in the table below opposite the applicable period in which such termination occurs:

                          Period                           :     Percent of Maximum Credit:
   --------------------------------------------------------      -------------------------
   Closing Date to and including May 31, 1996                            2%
   June 1, 1996 to and including May 31, 1997                            1%
   June 1, 1997 up to, but not including,                                1/8%
       the Maturity Date

                    3.6 Partial Reductions of Tranche A Borrowing Base. Borrower has the option, from time to time after April 1, 1996, upon not less than thirty (30) days prior written notice to Foothill, to permanently reduce the Tranche A Borrowing Base in increments of Five Million Dollars ($5,000,000). If the Tranche A Borrowing Base is equal to or greater than Forty Million Dollars ($40,000,000) at the time of such notice, the maximum reduction shall be Twenty Million Dollars ($20,000,000), and if the Tranche A Borrowing Base is less than Forty Million Dollars ($40,000,000) at the time of such notice, the maximum reduction shall be Ten Million Dollars ($10,000,000). Borrower shall not have any obligation to pay an Early Termination Premium in connection with any of the above described partial reductions unless, within six (6) months following the date of any such reduction, Borrower elects to terminate this Agreement in its entirety pursuant to Section 3.5.

                    3.7 Partial Reductions of Maximum Tranche B Credit Amount. Borrower has the option, from time to time after April 1, 1996, upon not less than thirty (30) days prior written notice to Foothill, to permanently reduce the Maximum Tranche B Credit Amount in increments of Two Million Dollars ($2,000,000); provided, however, that the maximum amount that the Maximum Tranche B Credit Amount may be reduced shall not exceed the greater of (a) Ten Million Dollars ($10,000,000) or (b) forty percent (40%) of the Maximum Tranche B Credit Amount. Borrower shall not have any obligation to pay an Early Termination Premium in connection with any of the above described partial reductions unless, within six (6) months following the date of any such reduction, Borrower elects to terminate this Agreement in its entirety pursuant to Section 3.5.

            4.      CREATION OF SECURITY INTEREST.

                    4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Except as specifically provided in this Agreement (including Section 7.4), Borrower has no authority, expressed or implied, to dispose of any item or portion of the Collateral.

                    4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

                    4.3 Collection of Accounts, General Intangibles, Negotiable Collateral. Foothill, Borrower, and the Lock Box Banks have entered into the Lock Box Agreements, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds, but excluding receipts generated from Mexico and Canada and proceeds of Investments) will be forwarded to Foothill on a daily basis. At any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

                    4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver, and to the extent Borrower elects to pledge the Additional Tranche A Collateral, cause the Pledged Subsidiaries to execute and deliver, to Foothill all financing statements, continuation financing statements, fixture filings, security agreements (including the Subsidiary Security Agreements), chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form and substance satisfactory to Foothill, to perfect and/or continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

                    4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                    4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours, or if an Event of Default has occurred, at any time, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

            5.      REPRESENTATIONS AND WARRANTIES.

                    Borrower represents and warrants to Foothill as follows:

                    5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

                    5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

                    5.3 Location of Vehicles. All Vehicles included in the Collateral on the date hereof are of the type and quantity, bear the vehicle identification numbers, and are titled in the jurisdictions listed on
Schedule 5.3 hereto. All certificates of title evidencing Borrower's ownership of the Vehicles have been duly endorsed in favor of, and delivered to, Foothill and all other filings, registrations, releases, assignments, or recordings necessary or appropriate, to create, preserve, protect, and perfect the security interest granted by Borrower to Foothill hereby in respect of the Vehicles have been accomplished, except to the extent arrangements have been made to make such endorsements and deliveries, filings, registrations, releases, assignments, and recordings which arrangements are reasonably satisfactory to Foothill in its sole discretion and, upon the completion of such endorsements and deliveries, filings, registrations, releases, assignments, and recordings, the security interest granted to Foothill pursuant to this Agreement in and to the Vehicles will constitute a first priority perfected security interest therein superior and prior to the rights of all other Persons therein subject to no other liens and is entitled to all the rights, priorities and benefits afforded by the Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests.

                    5.4 Location of Inventory and Equipment. The Inventory and Equipment (other than non-material amounts of Equipment located at ticket agents in the ordinary course of Borrower's business) are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and, except for Vehicles, are located only at the locations identified on Schedule 6.15 (as the same may be updated from time to time) or otherwise permitted by Section 6.15.

                    5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                    5.6 Location of Chief Executive Office; FEIN. As of the Closing Date, the chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 86-0572343.

                    5.7 Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

                    5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

                    5.9 Litigation. Except as set forth on Schedule 5.9, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, that, if decided adversely to Borrower (and such decision reasonably could be anticipated), would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

                    5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                    5.11 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                    5.12 Employee Benefits. To the best of Borrower's knowledge, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Except as set forth on Schedule 5.12, each Qualified Plan and, to the knowledge of Borrower, each Multiemployer Plan has been determined by the Internal Revenue Service to qualify under
Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under

Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan (other than a Multiemployer Plan). No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the IRC.

                    5.13     Environmental Condition.

                             (a)     Borrower has not used Hazardous Materials
at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of the premises liable in tort under a common law public or private nuisance action, except for such uses that either individually or, in the aggregate, could not reasonably be expected to have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                             (b)     To the best knowledge of Borrower after
due inquiry, no prior or current owner, occupant or operator of the Real Property has used Hazardous Materials at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of the premises liable in tort under a common law public or private nuisance action, except for such uses that either individually or, in the aggregate, could not reasonably be expected to have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                    5.14     Compliance With The ADA.

                             (a)     To the best of Borrower's knowledge,
Borrower has made all modifications or provided all accommodations which may be required to be made or provided by Borrower to the Real Property pursuant to the ADA, except where noncompliance with such requirements would not have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                             (b)     To the best of Borrower's knowledge,
Borrower has received no notice or complaint regarding any material noncompliance with the ADA of any of the Real Property or of Borrower's employment practices and, to the best of Borrower's knowledge, there has been no threatened litigation alleging any such material noncompliance by Borrower or the Real Property, except where noncompliance with such requirements would not have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                    5.15 Reliance by Foothill; cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

            6.      AFFIRMATIVE COVENANTS.

                    Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

                    6.1 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill.

                    6.2 Collateral Reports. Borrower shall deliver to Foothill, no later than the tenth day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall also deliver to Foothill, monthly, a detailed Borrower prepared report setting forth all payables in respect of Borrower's interline obligations, payables to obligees for lottery ticket sales, obligations to return cash received from COD freight deliveries on behalf of freight customers, payables owing to American Express with respect to Moneygrams (or any other similar programs), and sales taxes due and payable on sales receipts (collectively, the "Designated Payables"). Borrower shall also deliver to Foothill, promptly upon its receipt, any reports delivered to Borrower by the National Bus Traffic Association Clearinghouse respecting Borrower's interline payables. Original sales invoices evidencing daily sales respecting Borrower's package express service shall be mailed by Borrower to each Account Debtor thereon with, at Foothill's request, a copy to Foothill, and, at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

                    6.3 Schedules of Certain Accounts. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

                    6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each of the first eleven
(11) months during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; (b) as soon as available, but in any event within ninety
(90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP; and (c) each month together with the reports of Designated Payables provided pursuant to Section 6.2, a certificate signed by Borrower's Chief Financial Officer, to the effect that Borrower is keeping current on all such Designated Payables. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                             Together with the above, Borrower also shall
deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

                             Each month, together with the financial statements
provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its Chief Financial Officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of the certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                             Within forty-five (45) days after the end of each
of Borrower's fiscal quarters (except for a quarter which is a fiscal year end, in which case it shall be ninety (90) days), commencing with the fiscal quarter ending December 31, 1995, Borrower shall deliver to Foothill a certificate signed by its Chief Financial Officer, indicating the Operating Ratio as of the end of such quarter, and containing such supporting data and calculations, in reasonable detail, as Foothill shall require.

                             Borrower shall have issued written instructions to
its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors and accountants to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions (other than such information which the accountants have obtained solely in their capacity as advisors to Borrower or any of its subsidiaries in any litigation between Borrower or any of its subsidiaries and Foothill).

                    6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days after the filing thereof with the Internal Revenue Service.

                    6.6 Guarantor Reports. Borrower agrees to cause any guarantor of any of the obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

                    6.7 Registration, Use, Maintenance, Identification of Vehicles. Borrower shall, at its own cost and expense, at all times cause its Vehicles to be and to remain duly titled and registered (as may be required by the jurisdiction in which each such title or registration is required by law) in the name of Borrower as owner.

                             (a)     Borrower shall use and operate its
Vehicles in compliance with its established policies.

                             (b)     Borrower shall as to each Vehicle, and at
its own expense, keep, maintain, service, repair, overhaul, and furnish all parts, replacements, mechanisms, devices and servicing required therefor (or cause the same to be done), in compliance with customary industry standards. All such repairs, parts, mechanisms and devices shall immediately, without further act, become part of the Vehicles and subject to the security interests created herein. Any part added to the Vehicle in connection with any improvement, change, addition, or alteration shall immediately, without further act, become part of the Vehicle and subject to the security interest created herein.

                             (c)     If requested by Foothill in writing,
Borrower shall, at its cost and expense attach to the inside of each Vehicle a notice reasonably satisfactory to Foothill disclosing Foothill's security interest in such Vehicle.

                    6.8 Additional Vehicles. If Borrower desires to add buses and motor vehicles to Tranche A Additional Collateral or Tranche B Collateral, it shall (i) give Foothill written notice of the type(s), quantity, vehicle identification numbers, certificate of title number(s), and jurisdiction(s) of registration of each such Vehicle and provide such other information in connection therewith as Foothill may reasonably request and (ii) take such action reasonably satisfactory to Foothill as is necessary or appropriate to create, preserve, protect, and perfect the security interest of Foothill in such Vehicle intended to be granted hereby.

                    6.9 Title to Equipment other than Vehicles. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment other than Vehicles.

                    6.10 Maintenance of Equipment other than Vehicles. Borrower shall keep and maintain the Equipment (other than Vehicles) in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate (other than real estate subject to a Mortgage) or an accession to other property, and the Equipment is now and shall at all times remain personal property.

                    6.11 Taxes. Except where contested in good faith by Borrower, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, and all material state and local, taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

                    6.12     Insurance.

                             (a)     Borrower will, at all times maintain (at
its expense) in full force and effect insurance on all of the Collateral in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are commercially reasonable and in accordance with normal industry practice and all applicable laws, rules and regulations, including, without limitation, those promulgated by the Interstate Commerce Commission, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage exceed, in each such case, Five Million Dollars ($5,000,000) per occurrence (or such lower amounts as required by the Interstate Commerce Commission). A schedule of all such insurance presently maintained by Borrower is attached hereto as Schedule 6.12. At any time that insurance at the levels described as "Required Levels" in Schedule 6.12 is not being maintained by Borrower, Borrower will notify Foothill in writing thereof and, if thereafter notified by Foothill to do so, Borrower will obtain insurance at such levels at least equal to those set forth as "Required Levels" in Schedule 6.12. Borrower will furnish on the Closing Date and annually thereafter to Foothill a summary of the insurance carried in respect of Borrower and its assets together with certificates of insurance and other evidence of such insurance, if any, naming Foothill as an additional insured with respect to any liability policy and stating that such insurance shall not be cancelled or materially revised without thirty (30) days' prior written notice by the insurer to Foothill, and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower.

                             (b)     Original policies or certificates thereof
satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least thirty (30) days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance and, following an Event of Default, Foothill shall have the right to adjust any loss. Any monies received as payment for any loss under any insurance policy shall be paid over to Foothill to be applied to the Obligations; provided, however, that prior to an Event of Default, payments with respect to such losses of up to Fifty Thousand Dollars ($50,000) per bus and One Hundred Thousand Dollars ($100,000) per terminal, but in no event more than Two Hundred Fifty Thousand Dollars ($250,000) per year for all buses and Three Hundred Thousand Dollars ($300,000) per year for all terminals, may be retained by Borrower to rebuild, repair, or replace such property.

                             (c)     Notwithstanding anything to the contrary
contained in this Agreement, so long as no Event of Default shall have occurred, Borrower may negotiate reductions of insurance deposits, and transfer such deposits from one carrier to another, and the amount of any reductions in such deposits may be used in Borrower's business without being applied to the Obligations.

                    6.13     FINANCIAL COVENANTS.  Borrower shall maintain:

                             (a)     Net Worth.  At all times Net Worth of
greater than or equal to One Hundred Million Dollars ($100,000,000), which shall be measured at the end of each of its fiscal quarters; and

                             (b)     Operating Ratio.  At all times on and
after December 31, 1995, an Operating Ratio of not less than one to one (1.0:1.0), which ratio shall be measured at the end of each of its fiscal quarters, on a rolling, four (4) quarter basis.

                    6.14 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                    6.15 Location of Inventory and Equipment. Borrower shall keep the Inventory and Equipment only at the locations identified on
Schedule 6.15; provided, however, that Borrower may amend Schedule 6.15 so long as such amendment occurs by written notice provided quarterly to Foothill and so long as any such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

                    6.16 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Interstate Commerce Commission, any federal, state and local laws respecting common carriers, the Fair Labor Standards Act, and the ADA except for noncompliance which could not reasonably be expected to result in a material impairment in the prospect of repayment of any portion of the Obligations or a material impairment in the value or priority of Foothill's security interests in the Collateral.

                    6.17     Employee Benefits.

                             (a)     Borrower shall deliver to Foothill a
written statement by the Chief Financial Officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within thirty (30) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan which would cause a breach of Borrower's representation set forth in Section 5.12;
(ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

                             (b)     Borrower shall also promptly furnish to
Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in
Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

                    6.18     Environmental Condition.

                             (a)     Borrower will not generate, use, treat,
store, release or dispose, or permit the generation, use, treatment, storage, release, or disposal of Hazardous Materials on the Real Property, except for such Hazardous Materials generated, used, treated, stored, released or disposed of in material compliance with all applicable Acts and required in connection with the normal operation, use and maintenance of such Real Property in conduct of the business undertaken on such Real Property, unless such noncompliance either individually, or in the aggregate, could reasonably be expected to have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                             (b)     Borrower will and will use its best
efforts to cause all operators, occupants and other third parties to comply with all applicable Acts, except where noncompliance would not reasonably be expected to have a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower.

                             (c)     At any time following an Event of Default,
or if Foothill deems itself insecure (in accordance with Section 1208 of the Code) or reasonably believes that a material environmental problem may exist with respect to one or more parcels of the Real Property, and upon the reasonable request of Foothill: (i) Borrower shall conduct and complete all investigations, studies, samplings, and testings relative to Hazardous Materials at or affecting the Real Property; (ii) Borrower shall provide Foothill at Borrower's sole cost and expense and without any liability to Foothill, with an environmental site assessment or an environmental audit report, or an update of such assessment or report, by an environmental engineering firm acceptable to Foothill, which acceptance shall not be unreasonably withheld, all in scope, form, and content reasonably satisfactory to Foothill, to assess with a reasonable degree of certainty the presence or absence of Hazardous Materials and the potential cost in connection with the Remediation of any Hazardous Materials at or related to the Real Property; and (iii) at Borrower's sole cost and expense, Borrower shall promptly take all actions required by applicable Acts to Remediate the Real Property. All such work shall be performed by one or more contractors selected by Borrower and approved in advance by Foothill, which approval shall not be unreasonably withheld. Borrower shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases, such actions shall be in accordance with all applicable requirements of all Acts. Any such actions shall be performed in a good, safe, and workmanlike manner and shall minimize any material adverse impact on the business or occupation at or near the Real Property. Borrower shall pay all costs in connection with such investigatory and remedial activities, including but not limited to, all power and utility costs, any and all taxes or fees that may be applicable to such activities. Borrower shall provide Foothill with copies of all material reports generated in compliance with the above activities; provided Borrower shall have no such obligation unless the problem giving rise to the investigation or Remediation could reasonably be expected to materially or adversely effect the Real Property. This notwithstanding, upon reasonable request, Borrower will provide Foothill with copies of any and all such reports. Within ten (10) days of demand therefor, Borrower shall provide Foothill with a bond, letter of credit, or similar financial insurance evidencing that the necessary funds are available for the obligations established by this subparagraph.

                             (d)     The obligations of Borrower and the rights
of Foothill with respect to Hazardous Materials are in addition to and not in substitution of the obligations of Borrower and the rights of Foothill under all applicable, federal, state, and local laws, regulations, and ordinances relating to health and safety, and protection of the environment. The obligations of Borrower and the rights of Foothill, notwithstanding anything contained herein or in any other document or agreement which may be construed to the contrary, (i) shall not be subject to any antideficiency laws or protections, if any, (ii) shall survive (y) a non-judicial sale, judicial sale or deed or other transaction in lieu of such sale hereunder, and (z) the repayment of the Obligations. In the event Borrower does not timely perform any of its obligations with respect to Hazardous Materials, Foothill may perform such obligations, but is not obligated to, at the expense of Borrower and such expense shall be added to the obligations and shall not cure Borrower's breach under this Agreement.

                    6.19     Compliance With The ADA.

                             (a)     Borrower shall promptly provide Foothill
with copies of all material claims which may be received by Borrower made by any individual, entity, or governmental agency as to any alleged noncompliance of the Real Property with the requirements of the ADA.

                             (b)     Borrower shall observe and comply in all
material respects with all obligations and requirements of the ADA as it applies to the Real Property or future additional building improvements, which shall include (to the extent required by the ADA), without limitation, installing or constructing all improvements or alterations which may be necessary to cause the Real Property to be accessible to all persons if the use of any of the Real Property or any part thereof becomes a "public accommodation," as defined in the ADA, and making any reasonable accommodations which may be necessary to accommodate the needs or requirements of any existing or future employee of Borrower.

                    6.20 Second Lien. Borrower shall use its commercially reasonable efforts to obtain the consent of Bankers Trust Company ("BT Co.") to grant a second lien to Foothill on the real property covered by the mortgages in favor of BT Co., listed on Schedule 3.1 (the "BT Mortgages").

            7.      NEGATIVE COVENANTS.

                    Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, and will not permit any of the Pledged Subsidiaries to, as to Section 7.1 only, do any of the following without Foothill's prior written consent:

                    7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                             (a)     Indebtedness evidenced by this Agreement;

                             (b)     Indebtedness set forth in the latest
financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                             (c)     Indebtedness secured by Permitted Liens
(including Indebtedness in respect of leases and purchase money financing of buses);

                             (d)     the Interest Rate Protection Agreements;

                             (e)     Indebtedness owed by Borrower to its
Subsidiaries, from time to time, and Indebtedness of Borrower's subsidiaries to Borrower to the extent permitted by Section 7.14(g);

                             (f)     Indebtedness incurred in connection with
a Permitted Acquisition;

                             (g)     refinancings, renewals, or extensions of
Indebtedness permitted under clauses (b) and (c) of this Section 7.1, including the refinancing of buses under the Conditional Sale Contract and Security Agreements, dated May 10, 1994, and August, 1994, between Borrower and Motor Coach Industries, Inc., and its assigns, (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) such refinancings, renewals, refundings, or extensions do not result in the average weighted maturity of the Indebtedness so refinanced, renewed, or extended to be at or prior to the Maturity Date, and
(iii) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

                    7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(g) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

                    7.3 Restrictions on Fundamental Changes. Except for a Permitted Note Redemption, capital expenditures for Vehicles or other capital expenditures permitted under Section 7.10, and except for Investments permitted under Section 7.14, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell (other than a sale of a Pledged Subsidiary in accordance with Section 7.4), assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person, other than a Permitted Acquisition.

                    7.4 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of its business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of its properties or assets (other than sales of Inventory to buyers in the ordinary course of its business as currently conducted); provided, however, that (i) so long as no Event of Default has occurred and is continuing, Borrower may make Permitted Note Redemptions, sales of Real Property or Vehicles so long as the proceeds of such sales are applied in accordance with Section 2.1(a)(ii), sale of real estate and buses that do not constitute Real Property or Vehicles, sales of Equipment (other than buses) for up to Five Million Dollars ($5,000,000) in the aggregate in any fiscal year, and the sale/leasebacks of hereafter acquired buses; (ii) so long as no Event of Default has occurred and is continuing, Borrower may sell any or all of the Pledged Subsidiaries; (iii) Borrower may make conveyances to any insurance company or its designee pursuant to the settlement of a claim; (iv) Borrower may make conveyances to a governmental or quasi-governmental entity, or designee thereof, pursuant to condemnation, eminent domain or transfer in lieu thereof; and Borrower may incur liens in accordance with

Section 7.2; and (v) so long as no Event of Default has occurred and is continuing, Borrower may lease and sublease real or personal property and may dispose of obsolete or worn out assets.

                    7.5 Change Name. Change its name, FEIN, business structure, or identity, or add any new fictitious name.

                    7.6      Guarantee.  Except to the extent permitted by
Section 7.14(g) and except for indemnities in favor of title insurers and reimbursement obligations for letters of credit guaranteed by Foothill, guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

                    7.7 Restructure. Except for a Permitted Note Redemption, make any change in its financial structure, the principal nature of its business operations, or the date of its fiscal year.

                    7.8 Prepayments. Except in connection with a Permitted Note Redemption, or refinancing permitted by Section 7.1(g), prepay any Indebtedness owing to any third Person.

                    7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                    7.10 Capital Expenditures. Make any non-Vehicle capital expenditures, or any commitment therefor, in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate in any fiscal year of Borrower; provided, however, the difference between Twenty-Five Million Dollars ($25,000,000) and the amount of Borrower's actual non-Vehicle capital expenditures in any fiscal year may be carried forward, cumulatively to succeeding fiscal years to increase the foregoing annual limitation by the amount of such carry-forward until such has been used by Borrower.

                    7.11     Intentionally Omitted.

                    7.12 Distributions. Make any cash distribution or declare or pay any cash dividends on, or purchase, acquire, redeem, or retire for cash or debt any of its capital stock, of any class, whether now or hereafter outstanding.

                    7.13 Accounting Methods. Modify or change its method of accounting (except in conformity with changes in GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of its accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or its financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                    7.14 Advances, Investments and Loans. Lend any money or credit to or make advances to any Person, or purchase or acquire any stock, obligations, or securities of, or any other interest in, or make any capital contribution to any Person except:

                             (a)     Borrower may invest in cash and Cash
Equivalents;

                             (b)     Borrower may acquire and hold Accounts, if
created or acquired in its ordinary course of business and payable or dischargeable in accordance with its customary trade terms of Borrower;

                             (c)     loans and advances to employees for moving
and travel expenses and other similar expenses and bridge loans for purchase of homes, in each case incurred in the ordinary course of business, in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time outstanding (determined without respect to any write-down or write-off of any such loans or advances);

                             (d)     existing Interest Rate Protection
Agreements may be continued;

                             (e)     Borrower may acquire and own investments
(including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                             (f)     Borrower may acquire and hold (i) the
capital stock of its wholly-owned subsidiaries and (ii) the capital stock of its non-wholly owned subsidiaries;

                             (g)     Borrower may hold evidence of previous
advances or loans to its subsidiaries, and hereafter may: (i) make advances or loans to its subsidiaries in an aggregate amount not to exceed Twelve Million Dollars ($12,000,000) outstanding at any one time, provided that all such indebtedness shall be evidenced by an instrument and be secured by the available assets of such subsidiaries and such instrument and Borrower's liens and security interests shall be pledged and assigned to Foothill hereunder; and
(ii) make equity investments in its subsidiaries in an amount not to exceed Seven Million Dollars ($7,000,000) in any year; provided, however, the difference between Seven Million Dollars ($7,000,000) and the amount of Borrower's actual contributions to its subsidiaries in any fiscal year of Borrower may be carried forward cumulatively to succeeding fiscal years to increase the forgoing annual contribution limitation by the amount of such carryforward until same has been used by Borrower;

                             (h)     Borrower may invest the deposits held
pursuant to the cash collateral arrangement entered into in connection with its leveraged bus leases in the investments permitted pursuant to the documents therefor;

                             (i)     Borrower and its subsidiaries may make
additional investments, not otherwise permitted pursuant to this Section 7.14 in an amount not to exceed Five Million Dollars ($5,000,000);

                             (j)     Borrower may hold non-cash consideration
permitted to be received pursuant to sales of assets to the extent such sales are permitted pursuant to Section 7.14 or allowed by Foothill; and

                             (k)     Borrower may acquire and hold the stock of
a Person pursuant to a Permitted Acquisition so long as the stock of such Person is pledged to Foothill.

                    7.15 Transactions with Affiliates. Enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable (or more favorable) to Borrower as would be obtainable by Borrower at the time in a comparable arm's-length transaction with a Person other than an Affiliate, except the foregoing shall not prohibit (a) intercompany loans in compliance with Section 7.14, or (b) cash contributions made to subsidiaries pursuant to Section 7.14.

                    7.16 Suspension. Suspend or go out of a substantial portion of its business.

                    7.17     Intentionally Omitted.

                    7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to refinance the Prior Agreement; (b) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                    7.19 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent other than incidental Equipment kept with ticket agents.

            8.      EVENTS OF DEFAULT.

                    Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                    8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

                    8.2 (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.3 and 6.9 of this Agreement and such failure continues for a period of five (5) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.4, 6.5, 6.6, 6.10, 6.11, 6.15, 6.16, or 6.17 of this Agreement and such failure continues for a period of fifteen (15) days from the date of such failure or neglect; or
(c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill (other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Article
8).

                    8.3 If Borrower fails or neglects to perform, keep, or observe: (a) any term, provision, condition, or agreement contained in the Mortgages respecting the Required Parcels within the time periods set forth in such Mortgages; or (b) any term, provision, condition, or agreement contained in any other Mortgage which would result in a material adverse effect on the prospect of repayment of the Obligations, the priority or value of Foothill's lien or security interest in the Collateral or the condition (financial or otherwise) of Borrower;

                    8.4 If there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral;

                    8.5 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                    8.6 If an Insolvency Proceeding is commenced by Borrower;

                    8.7 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty
(60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

                    8.8 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                    8.9 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to the United States Government, or any department, agency, or instrumentality thereof, becomes a lien, whether choate or otherwise, upon any of Borrower's properties and assets; or (b) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower's assets by any state, county, municipal, or governmental agency, or if any taxes or debts in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), or more, owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

                    8.10 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

                    8.11 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder, or any such Person has accelerated any such obligations (including any acceleration of the Senior Notes or the Convertible Debentures);

                    8.12 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness or pursuant to a Permitted Note Redemption;

                    8.13 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

                    8.14 If the obligation of any guarantor under any Loan Document is limited or terminated by operation of law or terminated or purported to be terminated by the guarantor, or any such guarantor becomes the subject of an Insolvency Proceeding;

                    8.15 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan; (vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed One Million Dollars ($1,000,000); or

                    8.16 If: (a) there shall occur during any consecutive twelve (12) month period, one or more uninsured losses, thefts, damage or destruction of the Real Property, or any part thereof, having an aggregate value in excess of Two Hundred Thousand Dollars ($200,000); or (b) an event of default shall occur under a prior Permitted Lien, if any.

            9.      FOOTHILL'S RIGHTS AND REMEDIES.

                    9.1 Rights and Remedies. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                             (a)     Declare all Obligations, whether evidenced
by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                             (b)     Cease advancing money or extending credit
to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                             (c)     Terminate this Agreement and any of the
other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                             (d)     Settle or adjust disputes and claims
directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases,

Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                             (e)     Without notice to or demand upon Borrower
or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                             (f)     Without notice to Borrower (such notice
being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                             (g)     Hold, as cash collateral, any and all
balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of all of the unmatured Obligations;

                             (h)     Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein or in the Mortgages) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                             (i)     Sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                             (j)     Foothill shall give notice of the
disposition of the Collateral as follows:

                                     (1)      Foothill shall give Borrower and
each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                                     (2)      The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                                     (3)      If the sale is to be a public
sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                             (k)     Foothill may credit bid and purchase at
any public sale; and

                             (l)     Any deficiency that exists after
disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

                    9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

                    9.3 Foreclosure Not A Discharge. Foreclosure shall not operate as a discharge to Borrower's Obligations to Foothill as to Hazardous Materials and the indemnity provisions in Section 11.3; and in the event Borrower tenders a deed in lieu of foreclosure for all or part of the Real Property, Borrower shall deliver such property to Foothill (or its designee) free of any and all Hazardous Materials. The indemnity provisions in
Section 11.3 shall not be discharged or affected in any way by foreclosure or by Foothill's acceptance of a deed in lieu thereof, and the same shall continue for a period equal to the longest living child born in Los Angeles County on May 31, 1995, plus twenty-one (21) years.

                    9.4 Release of Trust Monies. To the extent that any monies retained by Foothill from collections or otherwise in respect of Designated Payables do not constitute property of Borrower, Foothill agrees and Borrower authorizes Foothill from and after an Event of Default, or at any time that there is a delinquency in paying the Designated Payables, to segregate and deliver such monies into a separate deposit account controlled by Borrower.
Any such repayment shall constitute an advance under Section 2.1 to the extent such repayment was previously applied against the Obligations. Borrower agrees to provide Foothill with accurate and complete reporting as frequently as required by Foothill in order to correctly track the amount of such monies.

            10.     TAXES AND EXPENSES REGARDING THE COLLATERAL.

                    If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement or the Mortgages, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof unless such payment obligations are being contested by Borrower, in good faith, as permitted by this Agreement; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing unless Borrower notifies Foothill as to the existence of a dispute being contested as permitted by this Agreement.

            11.     WAIVERS; INDEMNIFICATION.

                    11.1 Demand; Protest; etc. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

                    11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any





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
diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                    11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold all Indemnified Persons harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all Losses in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; and (c) all Losses (including attorneys' fees) suffered or incurred by any Indemnified Person, regardless of negligence, whether as a holder of security interests in Real Property, as mortgagee in possession, or as successor in interest to Borrower as owner of the Real Property by virtue of foreclosure or acceptance of a deed or other transaction in lieu of foreclosure, or after partial or total reconveyance of the mortgage, arising from, in respect of, as a consequence of (whether foreseeable or unforeseeable) or in connection with the use, storage, disposal, generation, transportation, spill, or treatment of any Hazardous Materials at or related to the Real Property whether or not originating or emanating from the Real Property. Notwithstanding the foregoing, Borrower shall not be required to indemnify any Indemnified Person for such Person's gross negligence or wilful misconduct or any action by Foothill occurring after foreclosure. This provision shall survive the termination of this Agreement.

            12.     NOTICES.

                    Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

   If to Borrower:                   GREYHOUND LINES, INC.
                                     15110 North Dallas Parkway
                                     Dallas, Texas  75248
                                     Attn.:  Chief Financial Officer
                                     Telefacsimile No. (214) 387-1874

                                     with a copy to:

                                     Contracts Administration
                                     Telefacsimile No. (214) 777-6221

   If to Foothill:                   FOOTHILL CAPITAL CORPORATION
                                     11111 Santa Monica Boulevard
                                     Suite 1500
                                     Los Angeles, California 90025-3333
                                     Attn.:  Business Finance Division
                                                      Manager
                                     Telefacsimile No. (310) 479-2690


                    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this
Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

            13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                    THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND

VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            14.     DESTRUCTION OF BORROWER'S DOCUMENTS.

                    All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

            15.     GENERAL PROVISIONS.

                    15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

                    15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment; provided, however, that no such assignment shall be effective against Borrower until Foothill or any subsequent assignor shall have notified Borrower of the identity of the assignee and the extent of the assignee's interest under this Agreement and in the Obligations. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business, subject to the terms of Section 15.11. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

                    15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                    15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                    15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                    15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

                    15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                    15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                    15.9 Lending Relationship. Nothing contained in the this Agreement or any of the other Loan Documents shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture, or any association between Borrower and Foothill, it being expressly understood and agreed that nothing contained in this Agreement or the other Loan Documents shall be deemed to create any relationship between Borrower and Foothill other than the relationship of borrower and lender.

                    15.10 Integration. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions





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
contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. In the event that any term contained in any of the Existing Credit Documents (as defined in the Prior Agreement) is inconsistent with an express term contained in this Agreement, then the term contained in this Agreement shall govern.

                    15.11    Confidentiality.

                             (a)     Subject to the provisions of clause (b) of
this Section 15.11, Foothill agrees that it will use its best efforts not to disclose without the prior consent of Borrower (other than to its employees, authorities, advisors or counsel, provided, however, that such Persons shall be subject to the provisions of this Section 15.11 to the same extent as Foothill) any information with respect to Borrower or any of its subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document and which is designated by Borrower to Foothill in writing as confidential, provided, however, that Foothill may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, or Federal regulatory body having or claiming to have jurisdiction over Foothill, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to Foothill, and
(v) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of this Agreement, the Obligations, or any interest therein by Foothill, provided, however, that such prospective transferee executes an agreement with Foothill containing provisions substantially the same as to those contained in this Section.

                             (b)     Borrower hereby acknowledges and agrees
that Foothill may share with any of its affiliates any information related to Borrower or any of its subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Borrower and its subsidiaries), provided such Persons shall be subject to the provisions of this Section 15.11 to the same extent as Foothill.

                    15.12 Post-Closing Matters. Borrower agrees to accomplish the post-closing matters set forth in the letter agreement between Borrower and Foothill, dated as of the date hereof, within the time limits set forth therein.

                    15.13 Amendment and Restatement. Borrower acknowledges and agrees that the security interest granted by it pursuant to the Existing Credit Documents (as defined in the Prior Agreement) and in the Prior Agreement (and maintained pursuant to this Agreement) continues (without interruption) in full force and effect in favor of Foothill. Upon





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
the effectiveness of this Agreement, the terms and conditions of the Prior Agreement are hereby amended and restated in their entirety by this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                     FOOTHILL CAPITAL CORPORATION,
                                     a California corporation


                                     By  /s/ Kent Dahl
                                         --------------------------------------
                                             Kent Dahl
                                             Title: Senior Vice President/
                                                    Treasurer


                                     GREYHOUND LINES, INC.,
                                     a Delaware corporation


                                     By  /s/ Steven L. Korby
                                         -------------------------------------
                                             Steven L. Korby
                                             Title: Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer





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